                                                                EXHIBIT 10.44

                                  PURCHASE AGREEMENT


                                   by and between

                       NHP INCORPORATED, a Delaware corporation
                                  (as "Purchaser")

                                        and

                             PROPERTY RESOURCES CORPORATION,
                                a New York corporation
                                    (as "Seller")




                                    November 12, 1996

                                   PURCHASE AGREEMENT

                                    Table of Contents

ARTICLE I
     DEFINITIONS                                                             1

ARTICLE II
     PURCHASE AND SALE OF INTERESTS                                          8
           2.1     Purchase, Sale and Assumption of Assets and
                   Liabilities                                               8
           2.2     Employment of Certain Seller Employees                    9
           2.3     Purchase Price                                            13
           2.4     Closing                                                   13
           2.5     Post-Closing Adjustments                                  14

ARTICLE III
     REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY                   14
           3.1     Organization; Standing and Power                          14
           3.2     Capitalization                                            15
           3.3     Authority; Noncontravention                               15
           3.4     Approvals                                                 15
           3.5     Litigation                                                16
           3.6     Absence of Liabilities                                    16
           3.7     Material Contracts and Obligations                        16
           3.8     Compliance                                                17
           3.9     Licenses, Permits and Authorizations                      17
           3.10    Environmental Matters                                     17
           3.11    Appropriateness of  Payments                              17
           3.12    Powers of Attorney                                        18
           3.13    Banking                                                   18
           3.14    Disclosures                                               18
           3.15    Social Services Payments                                  18
           3.16    Physical Inspection Reports                               18
           3.17    Litigation or Insurance Claims                            18

ARTICLE IV
     REPRESENTATIONS AND WARRANTIESCONCERNING MANAGEMENT RIGHTS              18
           4.1    Management Documents                                       18
           4.2    Termination of the Management Agreements                   19
           4.3    The Company as Property Manager                            19

                                         i

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
           4.4    True and Complete Agreements                               19

ARTICLE V
     REPRESENTATIONS AND WARRANTIESCONCERNING SELLER                         19
          5.1     Delivery of Good Title; Condition of Purchased Assets      19
          5.2     Authority; Noncontravention                                20
          5.3     Approvals                                                  20
          5.4     Compliance                                                 21
          5.5     Litigation                                                 21
          5.6     Taxes                                                      21
          5.7     Financial Statements                                       21
          5.8     Organization and Standing                                  21
          5.9     Property                                                   22
          5.10    Solvency                                                   22
          5.11    Lease                                                      22

ARTICLE VI
     REPRESENTATIONS AND WARRANTIESCONCERNING PURCHASER                      22
          6.1     Organization; Standing and Power                           22
          6.2     Authority; Noncontravention                                23
          6.3     Litigation                                                 23
          6.4     SEC Reports                                                23

ARTICLE VII
     CONDITIONS TO THE OBLIGATIONS OF PURCHASER                              24
          7.1     Accuracy of Representations and Warranties                 24
          7.2     Restraints or Prohibitions                                 24
          7.3     Compliance with Covenants                                  24
          7.4     Approvals                                                  24
          7.5     Litigation                                                 24
          7.6     No Material Adverse Change                                 24
          7.7     Opinion of Counsel                                         25
          7.8     Certificates and Documents                                 25
          7.9     Additional Agreements                                      25
          7.10    Issuance of REOL Economic Interest                         26

ARTICLE VIII
     CONDITIONS TO THE OBLIGATIONS OF SELLER                                 26
          8.1      Accuracy of Representations and Warranties                26
          8.2      Restraints or Prohibitions                                26
          8.3      Compliance with Covenants                                 27

                                         ii

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
          8.4      Approvals                                                 27
          8.5      Litigation                                                27
          8.6      Opinion of Counsel                                        27
          8.7      Certificates and Documents                                27
          8.8      Additional Agreements                                     28
          8.9      SCHEDULEs                                                 28

ARTICLE IX
     COVENANTS OF SELLER AND THE COMPANY                                     28
          9.1      Inspection                                                28
          9.2      Conduct of Business Pending the Closing                   28
          9.3      Approvals                                                 29
          9.4      Competing Offers; Merger or Liquidation                   29

ARTICLE X
     OTHER COVENANTS AND INDEMNITIES                                         29
          10.1      Reasonable Efforts and Certain Obligations               29
          10.2      Seller as General Partner                                30
          10.3      Information                                              30
          10.4      Deferred Payment                                         30
          10.5      Consistent Reporting                                     30

ARTICLE XI
     REMEDIES FOR BREACHES OF THIS AGREEMENT                                 30
          11.1      Investigations; Survival of Representations and
                    Warranties and Covenants                                 30
          11.2      Indemnification                                          31
          11.3      Certain Indemnification Matters                          32
          11.4      Defense                                                  33
          11.5      Remedies                                                 34
          11.6      Equitable Relief                                         34
          11.7      Recovery                                                 34
          11.8      Offset                                                   34

ARTICLE XII
     TERMINATION, AMENDMENT AND WAIVER                                       35
          12.1      Termination                                              35
          12.2      Effect of Termination                                    35

                                         iii

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
ARTICLE XIII
     MISCELLANEOUS                                                           36
          13.1      Expenses                                                 36
          13.2      Successors and Assigns                                   36
          13.3      Notices                                                  36
          13.4      Brokers                                                  37
          13.5      Entire Agreement                                         37
          13.6      Amendments and Waivers                                   37
          13.7      No Third Party Beneficiaries                             38
          13.8      Counterparts                                             38
          13.9      Headings                                                 38
          13.10     Severability                                             38
          13.11     Governing Law                                            38
          13.12     Arbitration                                              38
          13.13     Recitals, SCHEDULEs and Annexes                          39
          13.14     Construction                                             39

                                  PURCHASE AGREEMENT     THIS PURCHASE AGREEMENT
(this "Agreement") is made and entered into as of November 12, 1996, by and between NHP Incorporated, a Delaware corporation (the "Purchaser"), and Property Resources Corporation, a New York corporation (the "Seller").

                                      RECITALS

     WHEREAS, Seller and its affiliates are the owners of one hundred percent (100%) of the total outstanding membership interests in NHP/PRC Management Company LLC, a Delaware limited liability company (the "Company"), which operates pursuant to that certain Operating Agreement dated November 6, 1996; and

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, (a) certain membership interests in the Company representing fifteen percent (15%) of the total outstanding membership interests in the Company (the "Interests"), and (b) certain "Purchased Assets" (hereinafter defined) relating to the business to be conducted by the Company, in accordance with the terms more particularly set forth in this Agreement; and

     WHEREAS, the parties hereto believe that the transactions contemplated hereby will provide mutual benefits to both Purchaser and Seller.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in and for all purposes of this Agreement, unless otherwise indicated, each of the following terms shall have the respective meanings set forth below.

     "Affiliate" or "Affiliates" as the case may be shall mean with respect to a Person, any other Person that: (i) directly or indirectly controls or has the power to control the Person; (ii) is directly or indirectly controlled by the Person; (iii) is directly or indirectly controlled by a third party or parties that also controls or has the power to control the Person; or (iv) is an Immediate Family Member. For the purposes of this definition, the term "control" and its variations shall mean the possession directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The parties hereto acknowledge and agree that Purchaser and Seller shall not be deemed to be Affiliates of one another.

     "Amendment of Management Agreement" shall mean the amendment to the Management Agreements executed on or prior to the Closing Date.

     "Ancillary Agreements" shall mean the "Management Documents" (hereinafter defined), the Assignment and Assumption Agreement by and between Seller and Purchaser and the Equipment Sharing Agreement by and between Seller and Purchaser.

     "Approvals" shall mean any approvals, authorizations, qualifications, designations, declarations, consents, licenses, franchises, orders and other permits of, notices to, registrations or filings with, or waivers from, legal, judicial, governmental, quasi-governmental or regulatory authorities, agencies or other federal, state or local, domestic or foreign governmental entity or any other Person.

     "Assumed Liabilities" means all Liabilities relating to the Business, of every kind and nature, whether known, unknown, contingent, absolute, determined, indeterminable or otherwise arising after the Closing Date in connection with
(a) the performance after the Closing Date of all contracts, agreements, and commitments which are in the aggregate less than One Thousand Dollars ($1,000.00) and relating primarily to the Business as of the Closing Date; (b) the performance after the Closing Date of that certain lease of real property, dated as of August 1, 1993, between Maria Estella Houses II Associates and PRC Management Corporation (the "Lease"); (c) all employee Liability, employee benefits, compensation and severance of the Transferred Employees, specifically set forth in Section 2.2 hereof; and (d) as set forth in SCHEDULE A hereto.

     "Business" means property management business relating to the management of the Properties and the business as manager under the "Management Agreements" (hereinafter defined).

     "Business Day" shall mean any day of the week other than a Saturday, Sunday, a federal holiday or any other day on which banking institutions in the State of New York or the Commonwealth of Virginia are authorized by law or by executive order to be closed.

     "Certificate of Principals" shall have the meaning set forth in Section
2.4.

     "Closing" shall have the meaning set forth in Section 2.4.

     "Closing Date" shall have the meaning set forth in Section 2.4.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean NHP/PRC Management Company LLC, a Delaware limited liability company.

     "Contingent Consideration" shall have the meaning set forth in Section 2.5.

     "Economic Interest" shall have the meaning set forth in Section 7.10.

     "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, judgments, notices of noncompliance or violation, or to the Knowledge of Seller investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law ("Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Law" shall mean any Legal Requirements now in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Occupational Safety and Health Act, as amended; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 3803 et seq.; the Oil Pollution Act of 1990, PUB. Law 101-380 and any state and local or foreign counterparts or equivalents.

     "Excluded Assets" refers to Seller's assets other than the Purchased Assets, including, collectively (a) any cash or cash equivalents of Seller (including for this purpose all collected funds and items in the process of collection received in bank accounts associated with Seller through 11:59 p.m., Eastern Time, on the Closing Date, but not including cash held in imprest petty cash accounts of the Business), (b) any rights of Seller or any of its Affiliates to any Tax refund with respect to periods prior to the Closing Date,
(c) any assets of Seller in any employee benefit plan maintained by Seller or any of its Affiliates, (d) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to Seller or any of its Affiliates and any rights of Seller or any of its Affiliates under such insurance policy or contract, (e) any rights of Seller under this Agreement or under any other agreement between Seller and Purchaser, (f) any assets of Seller related primarily to a business other than the Business, (g) all centralized management information systems, accounting systems and corporate staff functions, (h) any books, records and information related directly to any of the Excluded Assets or Excluded Liabilities, and (i) all past, present or future claims, choses in action and rights or actions by Seller against third parties directly relating to any Excluded Asset or Excluded Liability.

     "Excluded Liabilities" refers to, collectively, all obligations and Liabilities of Seller and its Affiliates, other than the Assumed Liabilities.

     "Expenses" shall mean the fees, costs and other expenses, including attorney's, auditor's, broker's, or finder's fees and commissions, incurred by a party hereto in connection with the transactions contemplated hereby.

     "Fair Market Value" shall mean, on any date specified herein the price obtained by taking the arithmetic mean over a period of twenty (20) consecutive trading days of the closing price on each such trading day, or if no sales took place during a trading day, the average of the closing bid and closing asked prices during such trading day, ending the second trading day prior to such date: (a) if the NHP Shares are listed or admitted to trading on any national securities exchange, as officially reported on all national securities exchanges on which such class of securities are then listed or admitted to trading, (b) if the NHP Shares are not then listed or admitted to trading on any national securities exchange, as shown by the NASDAQ National Market System, or (c) if the NHP Shares are not then quoted in such system, as published by the National Quotation Bureau, Incorporated or any similar successor organization, then as reported by any member firm of the New York Stock Exchange selected by Purchaser. If the NHP Shares are not then listed or admitted to trading on any national securities exchange and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, "Fair Market Value" shall mean the fair value per share of NHP Shares, as determined on a fully diluted basis in good faith by an independent securities brokerage firm or Standard & Poor's Corporation (as selected in good faith by the Board of Directors of Purchaser), as of a date which is fifteen (15) days preceding the date as of which the determination is to be made and in such an event, any and all costs of such valuation shall be equally shared by Seller and Purchaser.

     "GAAP" shall mean generally accepted accounting principles, consistently applied.

     "HAP Contracts" shall mean the HUD Housing Assistance Payments contracts by and between HUD and the Partnerships, pertaining to each Property.

     "Hazardous Material" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain electric fluid containing levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental or regulatory entity or which poses a threat to health or safety.

     "HUD" shall mean the United States Department of Housing and Urban Development or any successor organization.

     "Immediate Family" shall mean a Person's immediate family which shall exclusively include the Person's estate, spouse, children (including natural, adopted and stepchildren) and grandchildren or trust exclusively for the benefit of any of the foregoing.

     "Indefinite Term Warranties" shall have the meaning set forth in Section 11.1.

     "Indemnified Purchasers" shall have the meaning set forth in Section
11.2(a).

     "Indemnified Sellers" shall have the meaning set forth in Section 11.2(b).

     "Interests" shall mean fifteen percent (15%) of the total outstanding membership interests in the Company.

     "Knowledge" shall mean the actual knowledge of the Persons set forth on SCHEDULE B, after Seller's inquiry of such Persons.

     "Lease" shall have the meaning set forth in the definition of Assumed Liability.

     "Legal Requirements" shall mean any federal, state, county, local or foreign statute, law, rule, regulation, ordinance, code, handbook, written policy, rule of common law, order, decree, judgment or other legal, judicial, regulatory, governmental or quasi-governmental requirement (including, by way of example only, any Environmental Law).

     "Liabilities" shall mean any liabilities or obligations, direct or indirect, whether accrued, absolute, contingent or otherwise; Legal Requirements of general applicability shall not be deemed to be "Liabilities".

     "Lien" or "Liens" shall mean all liens of any type whatsoever (including, but not limited to, judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions; Legal Requirements of general applicability which do not arise out of a breach or failure to perform any obligations, shall not be deemed to be "Liens".

     "Management Agreement" or "Management Agreements" shall mean all of those certain management agreements, as amended from time to time, entered into by Seller and each of the Partnerships, and subsequently assigned to the Company, in connection with the performance of Property management. The Management Agreements as in effect on the date of this Agreement, including all fees received or entitled to be received and other benefits derived therefrom, including, without limitation, all social services fees, management fees and bookkeeping fees, are specifically described on SCHEDULE C hereto, which is incorporated herein by this reference.

     "Management Documents" shall have the meaning set forth in Section 4.1.

     "Management Period" shall mean with respect to any Property, the period which commences after eighteen (18) months after the expiration date of the related HAP Contracts and ends on the fifteen (15) year anniversary of the Closing Date.

     "Management Rights" shall mean the right to receive management fees, income and other benefits arising from or connected to: (a) the Management Agreements; and (b) the managing of any Properties as set forth in the Management Continuity Agreement.

     "Material Adverse Effect" shall mean with respect to any Person, any loss, damage or other circumstance, occurrence, breach of representation or warranty or other event that could reasonably be expected to have a material adverse effect on the business, property, assets, liabilities or condition (financial or otherwise) of such Person, individually or taken as a whole.

     "NHP Shares" shall have the meaning set forth in Section 2.3(b).

     "Operating Agreement" shall mean the Amended and Restated Operating Agreement of the Company to be executed on the Closing Date substantially in the form of SCHEDULE D.

     "Partnership" or "Partnerships" shall mean the New York limited partnerships which own or control the Properties, as set forth in SCHEDULE E hereto, which is incorporated herein by this reference.

     "Permitted Liabilities" shall have the meaning set forth in Section 3.6.

     "Permitted Lien(s)" shall mean with respect to any asset (i) any imperfection of title with respect to an asset which does not materially interfere with the present occupancy or use of such asset and the continuation of the present occupancy or use of such asset, and if not reflected on the title reports attached hereto as SCHEDULE 5.9, does not materially impair the value of such asset and shall not cause a material breach of any mortgage on or security interest in the Property; (ii) such covenants, conditions, restrictions, easements, encroachments or encumbrances that are not created pursuant to mortgages or other financing or security documents, and any other state of facts, which do not, individually or in the aggregate, materially interfere with the present occupancy or use of such asset, and if not reflected on the title reports attached hereto as SCHEDULE 5.9 do not materially impair the value of such asset; (iii) mechanic's, materialmen's or similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, and if in excess of Five Thousand Dollars ($5,000.00), and not reflected on SCHEDULE 5.9, as to any one Property in the aggregate, have been bonded or for which there is an adequate cash reserve in accordance with GAAP which liens in excess of Five Thousand Dollars ($5,000.00) are set forth on SCHEDULE F attached hereto and incorporated herein; (iv) liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, for which there is an adequate cash reserve established therefore in accordance with GAAP, such contested claims being set forth on SCHEDULE F attached hereto and incorporated herein; (v) liens on the subject leased property securing rental payments under capital lease arrangements, which are not in default; and (vi) the Management Documents affecting such asset.

     "Permitted Material" means Hazardous Material used or Released in material compliance with Environmental Laws in the ordinary course of the operations of the Partnerships' business, including, without limitation, fuel oil and cleaning solvents, and Hazardous Materials included in the improvements located on the Properties, including, without limitation, any currently existing asbestos, lead paint, and urea formaldehyde foam insulation.

     "Person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, organizations, governmental entities and any other entities.

     "Plan" shall have the meaning set forth in Section 2.2(b)(3)(i).

     "Property" or "Properties" shall mean all of the properties owned or controlled by the Partnerships and identified on SCHEDULE E hereto, which is incorporated herein by this reference.

     "Purchase Price" shall mean One Million Three Hundred Fifty Thousand United States Dollars (US$1,350,000), to be paid by Purchaser to Seller as consideration for the purchase of the Interests and the Purchased Assets in the manner set forth herein.

     "Purchased Assets" shall mean the assets owned or held by Seller and used in the conduct of the management of the Properties pursuant to the Management Agreements, as more specifically set forth in SCHEDULE G hereto, which is incorporated herein by this reference.

     "Purchaser" shall mean NHP Incorporated, a Delaware corporation.

     "Release" shall mean disposing, transporting, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, purging and the like, into or upon any land or water or air, or otherwise entering into the environment.

     "REOL" shall mean Real Estate On Line, a New York limited liability company, which is a computer property listing service.

     "Representations and Warranties" shall mean the representations and warranties set forth in Articles III, IV, V and VI hereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Seller" shall mean Property Resources Corporation, a New York corporation.

     "Subcontract Agreement" or "Subcontract Agreements" shall have the meaning set forth in Section 2.4.

     "Tax Returns" shall mean any returns, declarations, reports, claims for refunds, or information returns or statements relating to Taxes by any applicable tax jurisdiction (including any schedules, attachments or amendments).

     "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs, duties, capital Interests, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed on the Company or for which the Company is liable, including any interest, penalty, or addition thereto, whether disputed or not.

     "Transferred Employee" shall have the meaning set forth in Section 2.2(a).

                                   ARTICLE II

                       PURCHASE AND SALE OF INTERESTS

     2.1     PURCHASE, SALE AND ASSUMPTION OF ASSETS AND LIABILITIES.

             (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser or its designee shall purchase from Seller, all of Seller's right, title and interest in and to the Interests, free and clear of all Liens and Liabilities, other than (i) Permitted Liens, (ii) Assumed Liabilities, (iii) Liabilities arising under the Operating Agreement, and (iv) any restrictions on future transfers of a general nature arising under federal and state securities laws or in the Operating Agreement.

             (b) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser or its designee shall purchase from Seller, all of Seller's right, title and interest in and to the Purchased Assets, free and clear of all Liens and Liabilities other than Permitted Liens and Assumed Liabilities, and excluding the Excluded Assets.

             (c) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and become responsible for all of the Assumed Liabilities, and shall not assume nor be responsible for the Excluded Liabilities.

            (d) Except as specifically set forth in Sections 2.1 and 2.2, Purchaser neither assumes nor shall be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitment of Seller of any nature whatsoever. Without limiting the generality of the foregoing, and without limiting the obligations of Purchaser under Sections 2.1(c) and 2.2, Purchaser shall neither assume nor be liable for any liability or obligation of Seller arising out of any collective bargaining agreement, insurance, pension, retirement, deferred compensation, incentive bonus or profit sharing or employee benefit plan or trust, or any litigation, proceeding or claim by any Person arising out of the management of any of the Properties or the performance or failure to perform any of the Management Agreements on or before the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date.

     2.2     EMPLOYMENT OF CERTAIN SELLER EMPLOYEES.

             (a) Purchaser shall offer to hire, effective as of the Closing Date, the employees of Seller specifically set forth on SCHEDULE 2.2, hereto incorporated herein by reference (those Seller employees accepting such employment offer shall be known as the TRANSFERRED EMPLOYEES), provided, however, that Purchaser may, IN ITS SOLE DISCRETION DELETE NAMES OF EMPLOYEES OF SELLER FROM SCHEDULE 2.2 from and after the execution of this Agreement, but within five (5) Business Days after the Closing Date.

             (b)     Terms of employment offered by Purchaser are as follows:

                     (1) Except as expressly provided in this Section 2.2, Purchaser shall not assume any obligations or liabilities associated with any Seller employee benefit plan, and the terms of the Transferred Employees' employment shall be upon the terms and conditions as Purchaser, in its sole discretion, shall determine. Upon request of Purchaser, Seller shall provide Purchaser reasonable access to and copies of data (including computer data) regarding ages, dates of hire, compensation, job description, employee evaluation and accrued sick leave of the Transferred Employees and, subject to applicable law, such other personnel records as Purchaser may reasonably request. Purchaser shall be responsible for any obligations or Liabilities to the Transferred Employees which may accrue under the Worker Adjustment Retraining Notification Act from and after the Closing Date, to the extent that a new employer such as Purchaser would customarily be obligated or Liable at law.

                      (2) Transferred Employees' current salaries shall continue at their present rate as set forth on SCHEDULE 2.2 and will be reviewed for any adjustments after the Closing Date in accordance with Purchaser's customary practices.

                      (3)     Benefits eligibility shall be as follows:

                              (i)     Purchaser shall recognize a Transferred
Employee's original hire date with Seller for purposes of length of service eligibility for all benefits with the exception of participation and vesting in Purchaser's 401(k) retirement savings plan (the PLAN).

                              (ii)    Except as provided in subsection (i)
above, Transferred Employees shall become eligible for benefits upon commencement of employment with Purchaser in accordance with the terms of the applicable benefit plans maintained by Purchaser.

                      (4) The following health and life insurance benefits shall be offered to the Transferred Employees effective as of the Closing Date:

                              (i)     All Transferred Employees who currently
have health insurance with Seller will be immediately covered by Purchaser's health insurance plan insured by Northwestern National Life Insurance Company. Any Transferred Employee who has satisfied Seller's health insurance plan's pre-existing condition clause will be deemed to have satisfied Purchaser's health insurance plan's pre-existing condition clause.

                              (ii)    Open enrollment will be in effect upon
commencement of a Transferred Employee's employment with Purchaser. Therefore, a Transferred Employee may change from individual to dependent coverage without proof of good health of the dependents, and a Transferred Employee who was previously eligible, but previously declined, health insurance coverage may enroll without proof of good health; provided that with respect to the foregoing, Purchaser's pre-existing condition clauses will be in effect.

                              (iii)   Life insurance in an amount equal to twice
a Transferred Employee's annual salary will become effective simultaneously with health insurance effectiveness. Purchaser shall pay the total cost of this benefit.

                      (5)     Vacation Leave

                              (i)     Transferred Employees shall not receive
credit for accrued but unused vacation leave on the Closing Date under Purchaser's vacation policy. Transferred Employees shall accrue 10 days vacation leave each year through 4 years of service (as calculated pursuant to 3(i)), and, thereafter, 15 days each year with a maximum of 160 hours carryover annually.

                              (ii)    Vacation leave shall not be available for
use until the completion of 6 months of service, as calculated pursuant to 3(i), to include service with Seller.

                              (iii)   Vacation leave shall not vest until the
completion of one year of service. Therefore, any used vacation time during a Transferred Employee's first year of employment shall be deducted from such Transferred Employee's final paycheck if employment ends prior to the completion of one year of service with Purchaser.

                       (6)     Sick Leave

                              (i)     Transferred Employees shall receive credit
for accrued but unused sick leave as of the Closing Date, up to a maximum of 120 hours, under Purchaser's sick leave policy.

                              (ii)    Transferred Employees shall be eligible to
accrue five (5) sick leave days each year with unlimited carryover.

                              (iii)  Sick leave shall not be available for use
until six (6) months of service with Purchaser are completed as calculated pursuant to 3(i), to include service with Seller.

                      (7)     The Plan

                              (i)     Each Transferred Employee's hire date with
Purchaser shall be used to determine such Transferred Employee's eligibility, after one year of service with Purchaser, to participate in the Plan.

                              (ii)    Each Transferred Employee's hire date with
Purchaser shall be used to determine vesting in Purchaser's annual discretionary contribution, which vesting is presently twenty percent (20%) for each year of service to one hundred percent (100%) vesting in five (5) years.

                      (8) Purchaser presently offers participation, and will offer participation to Transferred Employees, in an Employee Assistance Program which provides confidential help, by phone or in-person counseling sessions, with personal, family or work concerns to employees and dependents.

                      (9) All full time Transferred Employees shall be eligible to participate in Purchaser's FLEX-FUND program which allows Transferred Employees, under certain circumstances, to pay with pre-tax dollars for the care of their dependent children (up to age 13) and/or dependent adults for whom any such Transferred Employee is fully responsible.

                      (10) All Transferred Employees shall be eligible to join the Washington Telephone Federal Credit Union, a full service non-profit financial institution.

               (c) Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that Purchaser shall offer employment to Seller's social services director, William Michael Jeffers, at a salary equal to forty-percent (40%) of such employee's current salary of Thirty Thousand Eight Hundred Ninety Dollars ($30,890.00), which amount is equal to compensation for such employee for two (2) days of service per week. Notwithstanding such employee's part-time status, such employee shall be entitled to the same rights and benefits as a full-time employee under Section 2.2(b)(4) hereof.

               (d) Except as otherwise set forth in this Agreement, neither Purchaser, nor any of its Affiliates shall assume nor have any direct or indirect obligation or Liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due, or otherwise, to any Transferred Employee or other present or former employee of Seller and its Affiliates or to any dependent, survivor or beneficiary thereof, arising out of or relating to such person's employment with Seller or the termination of such employment, and neither Purchaser nor its Affiliates shall assume nor have any direct or indirect obligation or Liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due, or otherwise, arising out of or relating to the sponsorship by Seller or its Affiliates of any employee benefit plan, policy, program or arrangement for the benefit of Seller's employees.

               (e) Except as otherwise set forth in this Agreement, neither Seller nor any of its Affiliates shall assume nor have any direct or indirect obligation or Liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due, or otherwise, to any Transferred Employee or other present or former employee of Purchaser and its Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or relating to such person's employment with Purchaser or the termination by Purchaser of any Transferred Employee's employment after the Closing Date, and neither Seller nor its Affiliates shall assume nor have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due, or otherwise arising out of or relating to the sponsorship by Purchaser or its Affiliates of any employee benefit plan, policy, program or arrangement for the benefit of the Transferred Employees.

     2.3     PURCHASE PRICE.

             (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date Purchaser shall pay to Seller an amount equal to the Purchase Price less Five Hundred Thousand Dollars ($500,000) in cash; and

             (b) Purchaser acknowledges, agrees and covenants that on January 15, 2002, Purchaser shall pay to Seller in cash, the amount equal to the Fair Market Value on January 15, 2002 of the number of issued and outstanding shares of common stock of Purchaser or other securities to which such common stock has been converted (the "NHP Shares"), corresponding to the number of NHP Shares which Seller would have owned assuming that Seller had invested Five Hundred Thousand Dollars ($500,000) in NHP Shares as of the Closing Date (at a purchase price equal to the Fair Market Value) and had reinvested all cash dividends and cash distributions in such NHP Shares as of the payment date therefor, without commission (the "Deferred Payment"). Notwithstanding the foregoing, in lieu of all or a portion of the Deferred Payment, Purchaser may, in its sole discretion, issue to Seller the NHP Shares if, but only if: (i) such NHP Shares have been registered under the Securities Act of 1933, as amended, or any successor statute, and all applicable "blue sky" laws, (ii) such shares are duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and (iii) such NHP Shares are freely tradable and are registered on a national securities exchange or included for listing on the National Association of Securities Dealers National Market System. If in the period prior to January 15, 2002, the NHP Shares are converted into the right to receive a cash payment, Purchaser shall as of the payment date for all other shareholders apply the Deferred Payment, as payment in favor of any outstanding obligations of Seller (or its Affiliates, excluding the Company) to Purchaser, with any excess being paid to Seller. On the Closing Date, Purchaser shall provide Seller with a statement as to the number of NHP Shares as of the Closing Date.

     2.4 CLOSING. The closing of the sale and purchase of the Interests under this Agreement shall take place at the offices of Swidler & Berlin, Chartered, 3000 K Street, N.W., Washington, D.C. 20007 promptly following the satisfaction of the conditions set forth in Articles VII and VIII, (the "Closing"). Prior to or simultaneously with the Closing, Seller shall assign, transfer and deliver to the Company all right, title and interest in and to each of the Management Agreements, pursuant to the terms of any Assignment of Management Agreements (substantially in the form of SCHEDULE 2.4(a)), free and clear of all Liens, other than Permitted Liens. At the Closing, (a) Seller will deliver to Purchaser, or Purchaser's designee, any other instruments of transfer duly executed, and such other instruments of transfer, conveyance and assignment reasonably requested by Purchaser as may be necessary or appropriate to confirm in Purchaser legal and beneficial title to the Interests and to the Purchased Assets, (b) Purchaser, or its Affiliates, and Seller shall execute the Operating Agreement and the Ancillary Agreements to which they are a party, and (c) the principal shareholders of Seller shall enter into that certain Certificate of Principals by Frank E. Linde and John Chatzky, dated as of the Closing Date (the "Certificate of Principals"). On or prior to Closing, Seller shall cause the Company to enter into certain: (i) Amendments to Management Agreements (in the form attached hereto as SCHEDULE 2.4(b)); (ii) Subcontract Agreements (collectively, the

"Subcontract Agreements") with Purchaser (in the form attached hereto as
SCHEDULE 2.4(c)), and with Seller (in the form attached hereto as SCHEDULE 2.4(d)); (iii) Management Continuity Agreements (in the form attached hereto as
SCHEDULE 2.4(e)); (iv) Assignments of Management Continuity Agreement (in the form attached hereto as SCHEDULE 2.4(f)); and (v) the Operating Agreement (in the form attached hereto as SCHEDULE D). The date of the Closing is herein referred to as the "Closing Date." All management fees received and any reimbursement and fee sharing obligations (set forth on SCHEDULE C attached hereto and incorporated herein) paid in connection with the Management Documents shall be allocated by and among Seller and the Company pro rata on the basis of the number of days Seller and the Company have managed or will manage the Properties in the period in which the Closing Date occurs.

     2.5 POST-CLOSING ADJUSTMENTS. For so long as the Company, Purchaser, or Purchaser's Affiliates continues to provide property management services applicable to a Property during the Management Period with respect to such Property, Purchaser shall pay to Seller additional consideration in the amount(s) more particularly set forth in SCHEDULE 2.5 hereto, which is incorporated herein by this reference (the "Contingent Consideration"). The Contingent Consideration shall be calculated annually in arrears effective on December 31 of each year following the end of the Management Period with respect to a Property. The Contingent Consideration shall be due on January 10 of the immediately following year and shall accrue interest at a rate of ten percent (10%) per annum from the date hereof until the date such Contingent Consideration is paid to Seller as provided for and reflected in the calculations set forth in SCHEDULE 2.5, which in no event shall be later than March 1 (or the next Business Day if March 1 is not a Business Day). Any Contingent Consideration shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income Tax purposes.


                                      ARTICLE III

                            REPRESENTATIONS AND WARRANTIES
                               CONCERNING THE COMPANY

     Seller hereby represents and warrants to Purchaser as follows:

     3.1 ORGANIZATION; STANDING AND POWER. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite, statutory and inherent organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted under the Operating Agreement. The Company is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction set forth on SCHEDULE 3.1, attached hereto and incorporated herein, which are all of the jurisdictions where the character of its properties owned or leased or the nature of its activities makes such qualification necessary except for where such failure to qualify would not have a Material Adverse Effect. Copies of the Certificate of Formation and

Operating Agreement for the Company heretofore delivered to Purchaser are each accurate and complete.

     3.2 CAPITALIZATION. Immediately prior to Closing, Seller, Frank Linde and John Chatzky will own beneficially and of record all of the membership interests of all classes in the Company, and all of such interests are duly and validly issued, fully paid and non-assessable and free and clear of all Liens, except for (i) Liens arising under or contemplated by this Agreement or any Permitted Liens, or (ii) as otherwise disclosed to Purchaser in SCHEDULE 3.2, attached hereto and incorporated herein. No Person is entitled to any preemptive or similar right with respect to the issuance of any interests in the Company, and, except for Purchaser's right to acquire the Interests hereunder, neither the Company nor Seller has granted any options, warrants or other rights to purchase or otherwise acquire any interest in the Company. Except for its operating agreement (and to the extent that such agreement is amended, modified and/or restated, including by the Operating Agreement), there are no agreements, undertakings or understandings, written or oral, between the Company and any holder of its interests, or among any holders of its interests, relating to the acquisition (including, without limitation, rights of first refusal or preemptive rights), disposition, or voting of the interests in the Company.

     3.3 AUTHORITY; NONCONTRAVENTION. The execution, delivery, and performance of the Ancillary Agreements to which it is a party, and the consummation by the Company of the transactions contemplated thereby, have been approved by all necessary action on the part of the Company under applicable Legal Requirements and its certificate of formation and operating agreement. The Ancillary Agreements to which it is a party, when executed and delivered by the Company, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as set forth on SCHEDULE 3.3, and as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles. Except as set forth on SCHEDULE 3.3, the execution, delivery and performance thereof by the Company will not violate any Legal Requirements applicable to the Company and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or violate or constitute a default under (with or without notice or passage of time or both) or otherwise give any Person a basis for accelerated or increased rights of termination or nonperformance under, or require a consent or waiver under, the Company's Certificate of Formation or Operating Agreement (each as amended to date and presently in effect) or any indenture, lease, agreement, Lien or other instrument or arrangement to which the Company is a party or by which it or any of its properties is bound or affected, or any Legal Requirement applicable to the Company, where any such violation, conflict, breach, default, failure to obtain a consent or waiver would, in the aggregate, reasonably be likely or expected to result in a Material Adverse Effect on the Company.

     3.4 APPROVALS. Except as set forth on SCHEDULE 3.4, no Approval is required to be obtained on the part of the Company in connection with the execution and delivery of the Ancillary Agreements, the offer, sale and delivery of the Interests, the subcontracting of the Management

Agreements by the Company to Purchaser or PRC (pursuant to the Subcontract Agreements) or any other transactions to be consummated on or prior to the Closing, as contemplated by this Agreement.

     3.5 LITIGATION. There is no action, suit, arbitration or proceeding, or judicial, governmental or regulatory inquiry pending, or, to the Knowledge of Seller, investigation thereof or written threat thereof, or to the Knowledge of Seller, any unasserted material claims, against the Company, except as disclosed on SCHEDULE 3.5 hereof (the "Suits"), and in any event, none of the Suits questions the validity of this Agreement or may otherwise be reasonably expected to prevent or delay the consummation of the transactions contemplated hereby or otherwise could be reasonably expected to result, either individually or in the aggregate, in a Material Adverse Effect on the Company or its Members. There is no outstanding judgment, order, decree, stipulation, or injunction of any judicial, governmental or regulatory entity against or affecting the Company or its assets or its business or any of its officers, directors, or employees, in their capacity as such, with respect to the Company's business which has resulted in a Material Adverse Effect.

     3.6 ABSENCE OF LIABILITIES. As of the Closing Date, the Company will not have any Liabilities, except for any "Permitted Liabilities." "Permitted Liabilities" means liabilities: (a) relating to performance obligations, under contracts in accordance with the terms and conditions thereof, (b) to return deposits of third parties held in the ordinary course of business, (c) as expressly permitted or contemplated by this Agreement, (d) compliance with Legal Requirements, or (e) as set forth on SCHEDULE 3.6, attached hereto and incorporated herein.

     3.7 MATERIAL CONTRACTS AND OBLIGATIONS. SCHEDULE 3.7(a), attached hereto and incorporated herein by reference, sets forth a list of all material agreements, of any nature to which the Company is a party or by which it or its properties are bound or affected, including without limitation (a) each agreement that requires or is reasonably expected to require future expenditures by the Company in excess of Five Hundred Dollars ($500.00) or that might result in payments to the Company in excess of Five Hundred Dollars ($500.00), (b) all employment and consulting agreements, employee benefit, bonus, pension, profit sharing, interests options, interests purchase, and similar plans and arrangements, and distributor and sales representative agreements and (c) any agreements with any member, officer, or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person. The Company has delivered to Purchaser true, correct and complete copies of all of the foregoing agreements. Except as set forth on SCHEDULE 3.7(b), each such agreement upon its execution by the Company will be valid, binding and enforceable against the Company, and, to Seller's Knowledge, the other parties thereto in accordance with its terms, and is in full force and effect. Except as set forth on SCHEDULE 3.7(c), neither the Company nor, to Seller's Knowledge, any other party thereto is in material breach of or default under any such agreement (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).

     3.8 COMPLIANCE. The Company has, in all material respects, complied with all Legal Requirements applicable to its present and proposed business and, except as set forth on SCHEDULE 3.8, has all governmental and quasi-governmental Approvals required thereby.

      3.9    LICENSES, PERMITS AND AUTHORIZATIONS.  Except as set forth in
SCHEDULE 3.9, attached hereto and incorporated herein, the Company has all material governmental approvals necessary to enable the Company to continue to conduct its business as currently being conducted or proposed to be conducted. The Company has not received any notice from any governmental, quasi-governmental, legal or regulatory agency, authority or other entity to the effect that the Company is in default or violation under any of its governmental approvals. Except as set forth in SCHEDULE 3.9, each such material governmental approval is in full force and effect and the Company is in material compliance with all of its obligations with respect thereto, and, to the Knowledge of Seller, no event has occurred which permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation, nonrenewal, material modification, suspension or termination of any of the foregoing.

     3.10 ENVIRONMENTAL MATTERS. The Company has complied in all material respects with all applicable Environmental Laws and the requirements of any Approvals issued under such Environmental Laws. There are no past, pending or to the Knowledge of Seller threatened Environmental Claims against or affecting the Company or any Property owned, encumbered or operated by the Company prior to the Closing. There are no facts, circumstances, conditions or occurrences affecting any Property owned, encumbered or operated by the Company prior to the Closing or on any property adjoining or in the vicinity of any such Property that would reasonably be expected (i) to form the basis of an Environmental Claim against the Company or any such Property, or (ii) to cause such Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Property under any applicable Environmental Law.

     Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Property owned, encumbered or operated by the Company prior to the Closing where such generation, use, treatment or storage has violated any Environmental Law. Hazardous Materials have not at any time been Released on or from any such Property where such Release has violated any applicable Environmental Law. There are not now any underground storage tanks located on any Property owned or operated by the Company prior to the Closing.

     3.11 APPROPRIATENESS OF PAYMENTS. Neither the Company nor any of its members, officers or employees or any other Person acting on behalf of the Company has (a) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, including foreign government officials or employees, from Company funds, (c) established or maintained any unlawful or unrecorded fund of monies or other assets of the Company, (d) made any false or fictitious entries on the books of account of the Company, or (e) made or received any bribe, rebate, payoff, influence payment kickback or other unlawful payment on behalf of or for the intended benefit of the Company.

     3.12 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

     3.13 BANKING. SCHEDULE 3.13, attached hereto and incorporated herein by reference, contains a true and complete list of the names and locations of any and all financial institutions at which the Company maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the numbers or other identification of all such accounts and arrangements.

     3.14 DISCLOSURES. To Seller's Knowledge there is no information or fact relating specifically to Seller (or its Affiliates) or any Partnership or Property (as opposed to any information or fact of general applicability) that has since the December 31, 1995 financial statements for the Company, the Partnerships or Seller (and which is not otherwise contained in such financial statements) had or could reasonably be likely or expected to have a Material Adverse Effect on the Company, the Partnerships or Seller that has not been disclosed to Purchaser in writing in a manner which would reasonably put Purchaser on notice of such fact, information and risk.

     3.15 SOCIAL SERVICES PAYMENTS. The Social Service Payments set forth on SCHEDULE C have been approved by HUD, which approval is still in full force and effect.

     3.16 PHYSICAL INSPECTION REPORTS. There are, as of the date hereof, no "unsatisfactory" or "below average" physical inspection reports from HUD on any of the Properties, except as shown on SCHEDULE 5.4.

     3.17 LITIGATION OR INSURANCE CLAIMS. There are, as of the date hereof, no insurance claims or third party litigation which could reasonably be expected to result in a material loss to PRC.


                                     ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES
                           CONCERNING MANAGEMENT RIGHTS

     Seller hereby represents and warrants to Purchaser as follows:

     4.1 MANAGEMENT DOCUMENTS. As of the Closing Date, the Management Agreements, the Amendment of Management Agreements, the Assignment of Management Agreements, the Management Continuity Agreements, the Assignments of Management Continuity Agreement (collectively, the "Management Documents"), the Subcontract Agreements and the Operating Agreement each will be valid, binding and enforceable against Seller, each of the Partnerships and the Company which are parties thereto, as applicable. As of the Closing Date, Seller, each of the Partnerships and the Company which are parties thereto, as applicable, will not be in material breach of or default or subject to events which solely with the passage of time would result in such a material breach or default under any such Management Documents or HAP Contracts and will have performed all obligations required to be performed under all such Management Documents as of the Closing Date. The Company shall, as of the Closing Date, have sole ownership of all Management Rights thereunder, subject to the rights to terminate pursuant to the terms of certain of the Management Documents. All of the representations, warranties and covenants set forth in the Management Documents (other than Article IV of the Assignments of Management Continuity Agreement) are incorporated herein by reference with the same force and effect as if completely restated herein.

     4.2 TERMINATION OF THE MANAGEMENT AGREEMENTS. Neither Seller, nor any of the Partnerships, nor the Company has taken any action or omitted to take any commercially reasonable action that has caused (prior to the Closing Date), or which could reasonably be expected to cause, at any time, the termination or modification (other than the execution of Amendment of Management Agreement in the form attached hereto as SCHEDULE 2.4(b) on the Closing Date) of any of the Management Documents or termination, modification or reduction in payments of or under the HAP Contracts, other than any such termination or modification which would not occur but for the occurrence of the matters set forth in Section 1.4(b)(ii) of the form of Management Continuity Agreement attached hereto as
SCHEDULE 2.4(e).

     4.3 THE COMPANY AS PROPERTY MANAGER. Seller has not terminated the Company as property manager under the terms of any of the Management Documents or modified any such terms.

     4.4 TRUE AND COMPLETE AGREEMENTS. On or prior to the Closing Date, Seller shall have provided Purchaser with copies of each of the Management Documents and the HAP Contracts and each of such copies is true, complete and accurate. Except as set forth in SCHEDULE C attached hereto and incorporated herein, none of the Management Documents or the HAP Contracts has been amended or modified in any respect. SCHEDULE C is a true, correct and complete list of all fees, reimbursements and income payable to the Company as management agent as of the Closing under each of the Management Agreements.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                              CONCERNING SELLER

     Seller hereby represents and warrants to Purchaser as follows:

     5.1 DELIVERY OF GOOD TITLE; CONDITION OF PURCHASED ASSETS. (a) Upon delivery of the Interests and the Purchased Assets to be sold by Seller hereunder and payment of the portion of the Purchase Price required to be paid at Closing pursuant to the terms Section 2.3(a) of this Agreement,

Purchaser will have good and marketable title to the Interests and the Purchased Assets as of the Closing free and clear of all Liens and Liabilities, other than
(i) Permitted Liens, (ii) Assumed Liabilities, (iii) Liabilities arising under the Operating Agreement, and (iv) other restrictions on future transfers of a general nature arising under federal and state securities laws or in the Operating Agreement.

             (b) Purchased Assets are in good operating condition and repair (ordinary wear and tear excluded), have been properly maintained in accordance with recognized commercially reasonable industry practices, are available for immediate use by the Purchaser in connection with the Company's proposed business, are in material compliance with all Legal Requirements, and, together with assets which are subject to the Equipment Sharing Agreement, by and between Seller and Purchaser, are all of the material assets used by Seller or its agents, if any, in connection with the services provided in connection with the management of the Properties.

     5.2 AUTHORITY; NONCONTRAVENTION. The execution, delivery, and performance by Seller of this Agreement and the Ancillary Agreements executed by Seller in connection herewith, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Ancillary Agreements to which Seller is a party when executed and delivered by Seller, will constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles. Except as set forth on SCHEDULE 5.2, the execution and performance of the transactions contemplated by this Agreement and the Ancillary Agreements executed by Seller in connection herewith, and compliance with their provisions by Seller will not violate any Legal Requirement applicable to Seller and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or violate or constitute a default under (with or without notice or passage of time or both) or otherwise give any Person a basis for accelerated or increased rights of termination or nonperformance under, or require a consent or waiver under, its Certificate of Incorporation or By- Laws (each as amended to date and presently in effect) or any indenture, lease, agreement, Lien or other instrument or arrangement to which Seller is a party or by which it or any of its properties is bound or affected or any Legal Requirement applicable to Seller, where any such violation, conflict, breach, default, failure to obtain a consent or waiver would, in the aggregate, reasonably be likely or expected to result in a Material Adverse Effect on Seller.

     5.3 APPROVALS. Except as set forth on SCHEDULE 5.3, no Approval is required to be obtained on the part of Seller in connection with Seller's execution and delivery of this Agreement, the offer, sale, and delivery of the Interests and the Purchased Assets, the assignment of the Management Agreements to the Company, the Subcontract Agreements by the Company to Purchaser or the other transactions to be consummated as of or subsequent to the Closing Date, as contemplated by this Agreement and the Ancillary Agreements.

     5.4 COMPLIANCE. Except as set forth on SCHEDULE 5.4, Seller, and the Partnerships have, in all material respects, complied with all Legal Requirements applicable to the management of the Properties and the performance of their obligations under the Management Documents and the HAP Contracts, and have all governmental or quasi-governmental Approvals required thereby.

     5.5 LITIGATION. There is no action, suit, or proceeding, or governmental inquiry or Environmental Claim pending, or, to Seller's Knowledge, any investigation thereof or threat thereof, against Seller, except as set forth in SCHEDULE 5.5 attached hereto and incorporated herein (the "PRC Suits"), and in any event, no PRC Suit questions the validity of this Agreement, any Ancillary Agreement or the right of Seller to enter into or perform its obligations under this Agreement or any Ancillary Agreement or will have a Material Adverse Effect on the Business, Seller or the Company.

      5.6 TAXES. Seller has filed or has obtained presently effective extensions with respect to all Federal, state, county, local, and foreign tax returns that are required to be filed by it, such returns are true and correct and all taxes shown thereon to be due have been timely paid with exceptions not material to Seller. There are no present open audits concerning any Federal, state or local income Tax Returns of Seller by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the Knowledge of Seller, threatened in writing. Seller has attached hereto as
SCHEDULE 5.6, incorporated herein by reference, a true and complete list of all Taxes applicable to the Properties for the tax year 1996, including, without limitation, the total amount of Taxes assessed on the Properties and a list of the J-51 tax abatements setting forth the amount(s) and duration or term of such abatements.

     5.7 FINANCIAL STATEMENTS. (a) Seller has furnished to Purchaser a complete and correct copy of the annual financial statements for 1993, 1994, and 1995, more particularly set forth in SCHEDULE 5.7(a), attached hereto and incorporated herein, for Seller and each of the Partnerships prepared in accordance with the books and records of Seller and each such Partnership, respectively, present fairly the financial condition, results of operations and changes in financial position of Seller and the Partnerships, respectively, as at the dates and for the periods indicated, and, except as noted therein, have been prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby and prior periods and, except as set forth on SCHEDULE 5.7(c) there has been no material adverse change in the financial condition of Seller as of the date hereof and as of the Closing Date since December 31, 1995.

             (b) SCHEDULE 5.7(b), attached hereto and incorporated herein, is a true, correct and complete report in all material respects for each Partnership of all expenditures made for appliance upgrades and replacements for the periods indicated therein.

     5.8 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of the Partnerships is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York. Each of Seller and the Partnerships has all requisite corporate or partnership power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted. Copies of Seller's Articles of Incorporation and Bylaws and all of the Certificates of Limited Partnership and Limited Partnership Agreements for the Partnerships heretofore delivered to Purchaser, as set forth in SCHEDULE 5.8 attached hereto and incorporated herein (together with any other organizational documents and amendments or modifications thereto for Seller and the Partnership) are each true, accurate and complete and represents a complete list of Seller's and the Partnerships' organizational documents.

     5.9 PROPERTY. Each of the Partnerships has good and marketable title to all of its Properties and such Properties are free and clear of all Liens, except (i) as set forth in SCHEDULE 5.9, attached hereto and incorporated herein by reference, and (ii) for the Permitted Liens. Except for Permitted Materials, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Property owned, encumbered or operated by the Company prior to the Closing where such generation, use, treatment or storage has violated any Environmental Law. Except for Permitted Materials, Hazardous Materials have not at any time been Released on or from any such Property where such Release has violated any applicable Environmental Law. There are not now any underground storage tanks located on any Property owned or operated by the Company prior to the Closing.

     5.10 SOLVENCY. None of Seller or the Partnerships is insolvent as of the date hereof and as of the Closing Date, as determined in accordance with
Section 101(32) of the Federal Bankruptcy  Code.

     5.11 LEASE. Seller has delivered to Purchaser a true, correct and complete copy of the Lease as currently in effect. The Lease is valid, binding and enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles. Seller has complied in all material respects with the Lease and is not in default thereunder. Seller has not granted or been granted any written waiver or forbearance with respect to the Lease, and to Seller's Knowledge, the landlord under the Lease is not in default under the Lease. Except as set fort in SCHEDULE 5.11, Seller has all requisite power and authority to assign its rights under the Lease to Purchaser in accordance with this Agreement, and such assignment will not affect the validity, enforceability or continuity of the Lease.

                                      ARTICLE VI

                            REPRESENTATIONS AND WARRANTIES
                                CONCERNING PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

     6.1 ORGANIZATION; STANDING AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and to execute, deliver and perform its obligations under this Agreement and any of the Ancillary Agreements executed by Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby. Copies of Purchaser's Certificate of Incorporation and Bylaws (together with any other organizational documents and amendments or modifications thereto) heretofore delivered to Seller are true, complete and accurate.

     6.2 AUTHORITY; NONCONTRAVENTION. The execution, delivery, and performance by Purchaser of this Agreement and any Ancillary Agreements executed by Purchaser in connection herewith, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and any Ancillary Agreement to which Purchaser is a party when executed and delivered by Purchaser will constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles. The execution of and performance of the transactions contemplated by this Agreement and any Ancillary Agreements executed by Purchaser in connection herewith and compliance with their provisions by Purchaser will not violate any Legal Requirements applicable to Purchaser and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or violate or constitute a default under (with or without notice or passage of time or both) or otherwise give any Person a basis for accelerated or increased rights of termination or nonperformance under, or require a consent or waiver under, its Certificate of Incorporation or By- Laws (each as amended to date and presently in effect) or any indenture, lease, agreement, Lien or other instrument or arrangement to which Purchaser is a party or by which it or any of its properties is bound or affected, where any such violation, conflict, breach, default, failure to obtain a consent or waiver would in the aggregate, reasonably be likely or expected to result in a Material Adverse Effect on Purchaser.

     6.3 LITIGATION. There is no action, suit, or proceeding, or governmental inquiry, pending, or, to Purchaser's actual knowledge, any investigation or threat thereof, against Purchaser, that questions the validity of this Agreement, any Ancillary Agreement or the right of Purchaser to enter into or perform its obligations under this Agreement, any Ancillary Agreement to which Purchaser is a party or which will have a Material Adverse Effect on the Business.

     6.4 SEC Reports. Purchaser has furnished Seller with true and correct copies (with exhibits) of its most recent annual report. As of their respective dates, the Form 10-K and all Form 10-Qs filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, since the completion of the fiscal year (collectively, the "SEC Reports"), did not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent filing with the SEC prior to the date hereof. Since January 1, 1995, the Company has filed with the SEC all reports and registration statements and all other filings required to be filed by the Company with the SEC under the rules and regulations of the SEC.


                                     ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, or the waiver by Purchaser, of each of the following conditions on or before the Closing Date:

     7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty contained in Articles III, IV and V shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

     7.2 RESTRAINTS OR PROHIBITIONS. There shall not be instituted and pending or threatened any action or proceeding by or before any judicial, governmental or regulatory entity (i) challenging the acquisition of the Interests or the Purchased Assets by Purchaser or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the business or assets of the Company, or to compel Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Purchaser.

     7.3 COMPLIANCE WITH COVENANTS. Seller shall have materially complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the terms of this Agreement and each Ancillary Agreement on or prior to the Closing Date.

      7.4 APPROVALS. All required Approvals, listed on SCHEDULE 7.4, shall have been obtained and shall be in full force and effect.

      7.5 LITIGATION. No suit, action, investigation or other proceeding shall be pending or threatened in writing by or before any court or governmental or regulatory entity which could reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or result in a Material Adverse Effect on the Company.

      7.6 NO MATERIAL ADVERSE CHANGE. No act, event or condition shall have occurred after the date hereof which Purchaser determines in its sole discretion has had a Material Adverse Effect on the Company.

     7.7 OPINION OF COUNSEL. Purchaser shall have received opinions from Willkie Farr & Gallagher and Hirschen & Singer, counsel for Seller, dated the Closing Date, addressed to Purchaser, substantially in the form attached hereto and incorporated herein as SCHEDULE 7.7.

     7.8 CERTIFICATES AND DOCUMENTS. Seller shall have delivered or made available to counsel to Purchaser:

             (a) The Certificate of Incorporation of Seller, the Certificate of Formation of the Company and Certificates of Limited Partnership of the Partnerships, each as amended and in effect prior to the Closing Date, certified by the appropriate governmental authority;

             (b) Certificates, as of the most recent practicable dates, as to the good standing of Seller, and the Company and certified Certificates of Formation of the Partnerships issued by the appropriate governmental authority confirming such good standing or formation on or immediately prior to the Closing Date;

             (c) By-laws of Seller, the Operating Agreement of the Company and Limited Partnership Agreements of the Partnerships, certified by an authorized officer as of the Closing Date; and

             (d) Resolutions of the Board of Directors of Seller, the members of the Company and the Corporate General Partner of the Partnerships, authorizing and approving this Agreement and the transactions contemplated hereby, certified by an authorized officer as of the Closing Date.

     7.9 ADDITIONAL AGREEMENTS. The following agreements shall have been executed and delivered to Purchaser by all parties thereto other than Purchaser, in substantially the form set forth as Exhibits to this Agreement:

             (a) Non-recourse Promissory Note by Seller for the benefit of Purchaser (the "Note");

             (b) Assignment delivered by Seller for the benefit of Purchaser and securing the Note (the "Assignment");

             (c) Put-Call Option Agreement by and between Seller and NHP Incorporated (the "Put Call");

             (d) Real Estate On-Line Listing and Option Agreement of even date herewith by and among Seller, the Company and Purchaser (the "Listing Agreement");

             (e) Operating Agreement of Aptek Management Company LLC by and between Seller and NHP Management Company (the "Third Party LLC Agreement");

             (f) Operating Agreement of Aptek Maintenance Services LLC by and between Seller and NHP Maintenance Company (the "Maintenance LLC Agreement");

             (g) Contingent Stock Issuance Agreement of even date herewith, by and between Seller and Purchaser (the "Contingent Stock Agreement");

             (h) Non-Compete Agreement by and between Seller and Purchaser (the "Non-Compete Agreement");

             (i) Agency Agreement by and between Seller and Purchaser (the "Agency Agreement");

             (j)     Certificate of Principals; and

             (k) Contingent Payment Agreement executed by Seller for the benefit of Purchaser (the "Contingent Payment Agreement").

     7.10 ISSUANCE OF REOL ECONOMIC INTEREST. Seller shall assign (or arrange for the assignment of), and the Company shall receive a five percent (5%) interest in REOL (the "Economic Interest"), which Economic Interest shall entitle the Company inter alia to the right to share in the profits and losses of, and the right to receive distributions from REOL as set forth in REOL's operating agreement and the Listing Agreement and any securities issued with respect thereto by way of an equity dividend or split or in connection with a recapitalization, merger, consolidation or other reorganization or otherwise.

                                      ARTICLE VIII

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment, on or before the Closing Date, of the following conditions:

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Purchaser contained in Article VI shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

     8.2 RESTRAINTS OR PROHIBITIONS. There shall not be instituted and pending or threatened in writing any action or proceeding by or before any judicial, governmental or regulatory entity (I) challenging the sale of the Interests or the Purchased Assets by Seller or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Seller of all or a material portion of the business or assets of the Company, or to compel Seller or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Seller.

     8.3 COMPLIANCE WITH COVENANTS. Purchaser shall have materially complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the terms of this Agreement and each Ancillary Agreement on or prior to the Closing Date.

     8.4 APPROVALS. All required Approvals, including from any judicial, governmental or regulatory entity, landlord or other Person, necessary for the consummation of the transactions contemplated hereby, shall have been obtained and shall be in full force and effect.

     8.5 LITIGATION. No suit, action, investigation or other proceeding shall be pending or threatened in writing by or before any court or governmental or regulatory entity which could reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or result in a Material Adverse Effect on the Company.

     8.6 OPINION OF COUNSEL. Seller shall have received an opinion from Swidler & Berlin, Chartered, counsel for Purchaser, dated the Closing Date, addressed to Seller, substantially in the form attached hereto and incorporated herein, as SCHEDULE 8.6.

     8.7 CERTIFICATES AND DOCUMENTS. Purchaser shall have delivered or made available to counsel to Seller, upon such counsel's request;

             (a) The Certificate of Incorporation of Purchaser, as amended and in effect as of the Closing Date, certified by the appropriate governmental authority;

             (b) Certificates, as of the most recent practicable dates, as to the good standing of Purchaser, issued by the appropriate governmental authority confirming such good standing on or immediately prior to the Closing Date;

             (c) By-laws of Purchaser, certified by an authorized officer as of the Closing Date; and

             (d) Resolutions of the Board of Directors of Purchaser, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by an authorized officer as of the Closing Date.

     8.8 ADDITIONAL AGREEMENTS. The loan evidenced by the Note has been extended and the following agreements shall have been executed and delivered to Seller by all parties thereto other than Seller, in substantially the form set forth as Exhibits to this Agreement:

             (a)     the Put-Call;

             (b)     the Listing Agreement;

             (c)     Third Party LLC Agreement;

             (d)     Maintenance LLC Agreement;

             (e)     Contingent Stock Agreement;

             (f)     Non-Compete Agreement; and

             (g)     Agency Agreement.

     8.9 SCHEDULES. The SCHEDULEs to be delivered by Purchaser to Seller prior to the Closing Date shall be in form and substance acceptable to Seller in its sole discretion and the SCHEDULEs to be delivered by Seller to Purchaser prior to the close of business on November 20, 1996 shall be in form and substance acceptable to Purchaser in its sole discretion. This provision shall be of no further force and effect after November 20, 1996.


                                     ARTICLE IX

                       COVENANTS OF SELLER AND THE COMPANY

     Seller hereby covenants to Purchaser as follows:

     9.1 INSPECTION. From the date hereof, until the earlier of the Closing Date or the termination of this Agreement pursuant to Article XII, Seller shall permit Purchaser, and any authorized representative thereof, to visit and inspect the properties of Seller, each of the Partnerships and the Company (if any), including their respective organizational and financial records, and to discuss their businesses and finances with officers of Seller and/or the Company, during normal business hours following reasonable notice and as often as may be reasonably requested (in connection with the foregoing). Purchaser and each of its authorized representatives shall treat and hold as confidential such information in accordance with the terms and provisions of that certain Confidentiality Agreement, entered into as of December 5, 1995, between Purchaser and Seller, which Confidentiality Agreement shall remain in full force and effect.

     9.2 CONDUCT OF BUSINESS PENDING THE CLOSING. Seller covenants and agrees that from the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to

Article XII, it shall cause the Company not to conduct any business of any kind other than: (a) the express obligations of this Agreement; (b) entering into and performing under the terms of the Management Documents and the Operating Agreement; (c) holding a five percent (5%) membership interest in REOL; and (d) seeking all required Approvals.

     9.3 APPROVALS. Each of Purchaser and Seller shall, prior to the Closing Date, use its best efforts to secure all requisite Approvals with respect to the transactions contemplated herein, including without limitation, all Approvals of HUD necessary in connection with the Assignments of the Management Agreements to the Company and the Subcontract Agreements, provided, however, that no contract, including any Management Documents, shall be amended in order to obtain any such Approval, or otherwise without first obtaining the written approval of Purchaser.

     9.4 COMPETING OFFERS; MERGER OR LIQUIDATION. From the date hereof, until the earlier of the Closing Date or the termination of this Agreement pursuant to Article XII, Seller will not, and Seller will cause the Company not to, directly or indirectly, and will instruct their officers, directors, members and agents not to, solicit, initiate or encourage the submissions of bids, offers or proposals by, any Person with respect to an acquisition of the Company or all or any portion of its business, assets (including, without limitation, any Management Rights) or membership interests or a merger or similar transaction, and neither the Company nor Seller will, nor will they permit the Company to, engage any broker, financial adviser or consultant with an incentive to initiate or encourage proposals or offers from other Persons. Furthermore, neither the Company nor Seller shall, nor shall Seller permit the Company to, directly or indirectly, and will instruct their officers, directors, members and agents not to, engage in negotiations concerning any such transaction with, or provide information to, any Person other than Purchaser and its representatives. The Company and Seller shall not, and shall ensure that the Company shall not, commence any proceeding to merge, consolidate, liquidate or dissolve or enter into any agreement, arrangement or understanding to do so.


                                       ARTICLE X

                            OTHER COVENANTS AND INDEMNITIES

     The parties hereby covenant, as applicable, as follows:

     10.1 REASONABLE EFFORTS AND CERTAIN OBLIGATIONS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Legal Requirements, to fulfill its obligations under this Agreement, to cause the fulfillment of the conditions set forth in Articles VII and VIII, to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof, and to apply for and diligently pursue with all appropriate parties any increases in fees for which the manager of a property may be eligible.

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

     10.2 SELLER AS GENERAL PARTNER. Except for transfers which are made in accordance with the terms of that certain Right of First Refusal Agreement by and between Seller and Purchaser, Seller shall, excepting the cases of Crotona Estates and Belmont II Associates, remain the general partner of, with power to solely act on behalf of, each of the Partnerships.

     10.3 INFORMATION. From time to time as reasonably requested by Purchaser, and to the extent reasonably available to Seller, Seller shall provide or cause to be provided such financial and other information with respect to Seller, the Partnerships and the Properties as may be necessary to enable Purchaser to prepare and file any and all registrations, notices, reports or other filings with all governmental, quasi-governmental or regulatory agencies and authorities including, without limitation, all registrations and other reports required under the Securities Exchange Act of 1934, as amended, at Purchaser's cost.

     10.4 DEFERRED PAYMENT. From the Closing Date until the Deferred Payment is paid, or the NHP Share issued, in lieu thereof, Purchaser shall provide Seller a statement setting forth the number of NHP Shares and the Fair Market Value of the Deferred Payment as of the end of the preceding calendar quarter, within thirty (30) days after Seller's reasonable request (which in no event shall be made more frequently than annually).

      10.5 CONSISTENT REPORTING. Each party hereto agrees to reflect and report on all tax forms or tax returns to be filed with any federal, state or local government agency or taxing authority, the transactions contemplated and evidenced by this Agreement and the Ancillary Agreements and the agreements listed in Section 7.9 in a manner that to the greatest extent possible is consistent with the form of the transactions as evidenced by, and the terminology used in, this Agreement and the Ancillary Agreements and the agreements listed in Section 7.9.


                                    ARTICLE XI

                      REMEDIES FOR BREACHES OF THIS AGREEMENT

     11.1 INVESTIGATIONS; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. Each of the Representations and Warranties shall not be deemed waived or otherwise affected by any investigation and shall survive the Closing and remain in full force and effect until the later of the date of final resolution of any specific claims timely made prior to the expiration of the survival period under this Agreement with respect to any such Representation and Warranty or January 1, 1998 (the "Warranty Period"); provided, with respect to the Representations and Warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.12, 4.1 (excluding the representations and warranties incorporated by reference by the last sentence of Section 4.1), 4.2 (and with respect to Section
4.2 only with respect to third party claims, including, but not limited to, claims of partners of the Partnerships), 4.3, 4.4, 5.1(a), 5.2, 5.3, 5.4 (and with respect to Section 5.4 only with respect to Environmental Laws), 6.2 and
6.4 (the "Indefinite Term Warranties") and the covenants set forth in this Agreement, including, without limitation, those contained in Articles II, IX and X, the Warranty Period shall be indefinite; and provided further that, except as specified above, the Warranty Period with respect to Section 5.4 shall be the later of two (2) years from the Closing Date or the date of final resolution of any specific claim made during such two (2) year period.

     11.2    INDEMNIFICATION.

             (a) From and after the Closing Date, Seller hereby indemnifies, defends and holds harmless Purchaser and each of its affiliates (including the Company), shareholders, directors, officers, employees and agents (collectively, the "Indemnified Purchasers") from and against, and shall reimburse the Indemnified Purchasers for, all demands, claims, actions or causes of action, assessments, losses, damages, liabilities and Expenses (collectively, the "Damages"), including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, imposed on or incurred by the Indemnified Purchasers, or any of them, by reason of:

                    (i) any breach, or breach alleged by a third party, by Seller of any of its Representations and Warranties contained in this Agreement; or

                    (ii) any failure, or alleged failure alleged by a third party, by Seller to perform any covenant, undertaking or obligation hereunder prior to, or after the Closing Date.

             (b) From and after the Closing Date, Purchaser hereby indemnifies, defends and holds harmless Seller and its shareholders, directors, officers, employees and agents (collectively, the "Indemnified Sellers") from and against, and shall reimburse the Indemnified Sellers for, all Damages, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, imposed on or incurred by the Indemnified Sellers, or any of them, directly or indirectly, by reason of:

                    (i) any breach or alleged breach by Purchaser of any of its Representations and Warranties contained in this Agreement; or

                    (ii) any failure, or alleged failure alleged by a third party, by Purchaser or, after the Closing Date, the Company (excluding any failure or alleged failure arising out of Seller's failure or breach under the Subcontract Agreement), to perform any covenant, undertaking or obligation hereunder prior to, on or after the Closing Date.

             (c) Notwithstanding anything herein to the contrary, neither Seller nor Purchaser shall have any obligation to indemnify any Indemnified Purchaser or

Indemnified Seller, respectively, from and against any Damages resulting from the breach of any Representation and Warranty (other than Indefinite Term Warranties) (x) until the indemnified parties have suffered aggregate Damages, by reason of all such breaches, in excess of $150,000.00 (after which point Seller or Purchaser, as the case may be, shall be obligated to indemnify from and against all Damages), and provided that (y) that the aggregate Damages due to be paid to the Indemnified Purchasers by reason of all such breaches of Representations and Warranties of Seller or the Company (other than Indefinite Term Representations, but including Section 5.4), shall not exceed the Purchase Price plus Four Million Two Hundred Thirty-six Thousand Dollars ($4,236,000); and (z) that the aggregate Damages due to be paid to the Indemnified Sellers by reason of all such breaches of Representations and Warranties of Purchaser (other than Indefinite Term Representations), shall not exceed Seven Hundred Thousand Dollars ($700,000.00).

             (d) Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Damages for which the Indemnified Purchasers or the Indemnified Sellers, respectively, may claim indemnity pursuant to
Section 11.2, are Damages suffered by the Company, its officers, or employees, the indemnifying party shall only be obligated to indemnify the "Indemnified Party" (hereinafter defined), other than the Company, for an amount equal to the percentage of such Damages such Indemnified Party would otherwise be entitled to if such Damages were paid directly to the Company.

     11.3    CERTAIN INDEMNIFICATION MATTERS.

             (a) If any director or executive officer of Purchaser or Seller or their respective Affiliates, as applicable, has actual knowledge of any material breach of any Representation and Warranty of the other party hereto, such party (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of such breach; provided, however, that such party's only remedy in respect of a breach of this obligation to provide notice shall be the difference between (i) the costs and expenses incurred to cure such undisclosed breach pursuant to this Article XI and (ii) the costs and expenses which would have been incurred had such covenant to notify not been breached and the Indemnified Party cured such undisclosed breach.

             (b) The Indemnifying Party shall have no obligation to indemnify or hold harmless the Indemnified Party for any Damages to the extent that (i) the Indemnified Party has actually recovered such Damages (net of expenses of recovery) from any Person other than the Indemnifying Party, or (ii) the Indemnified Party is insured against such Damages. The Indemnified Party shall assign to the Indemnifying Party, upon payment of all Damages or full recovery due to the Indemnified Party hereunder, any right the Indemnified Party may have against any Person (other than the Indemnifying Party) to recover any such amounts that the Indemnifying Party has paid to the Indemnified Party pursuant hereto.

             (c) Any payments by an Indemnifying Party under this Article XI shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income Tax purposes.

     11.4 DEFENSE. If any Indemnified Party learns of any matter which may give rise to a claim for indemnification against an Indemnifying Party under this Article XI, then the Indemnified Party shall notify the Indemnifying Party thereof promptly and in any event within five (5) Business Days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is materially prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party's rights to assume the defense thereof, defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party (after the date the Indemnified Party has given notice of the matter) that the Indemnifying Party is assuming the defense of such matter, the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall not have employed counsel to fully and properly take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) the Indemnified Party shall have reasonably concluded that there are defenses available to it that are different from or additional to those available to one or more of the Indemnifying Parties (in which case the Indemnifying Parties shall not have the right to direct the defense of such action on behalf of the Indemnified Party with respect to such different defenses), in any of which events such fees and expenses shall be borne by the Indemnifying Party. Assumption of the defense of any matter by the Indemnifying Party shall not prejudice the right of the Indemnifying Party to claim at a later date that such third party action is not a proper matter for indemnification pursuant to this Article XI. The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Damages with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

     11.5 REMEDIES. Subject to Section 11.6 hereof, after the Closing Date, the indemnification provisions set forth in this Article XI shall constitute the sole and exclusive recourse and remedy available to the parties hereto with respect to the breach of any representation, warranty or covenant (other than the failure to deliver the Interest or the Purchase Price) contained in this Agreement. Provided however that the foregoing shall not limit or be in derogation of, any statutory, equitable or common law right or remedy any party may otherwise have at law or in equity.

     11.6 EQUITABLE RELIEF. Seller recognizes that, if Seller defaults in the performance of its obligations under this Agreement, monetary damages alone will not be adequate. Purchaser shall therefore be entitled in such event, in addition to bringing suit at law or equity for money or other damages, to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and shall agree that Purchaser shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. In addition, to the extent that it ultimately prevails, Purchaser shall be entitled to obtain from Seller court costs and reasonable attorneys' fees and expenses incurred by it in enforcing its rights hereunder.

     11.7 RECOVERY. Recovery under this Agreement is not limited in any way whatsoever by Purchaser's receipt of any "Termination Payment" (as such term is defined in the Subcontract Agreement) under Purchaser's Subcontract Agreement. Any amounts otherwise payable pursuant to the terms of this Agreement, but only to the extent that such amounts relate solely to a Specific Property, or the Management Agreement, the Continuity Agreement or the Assignment of Continuity Agreement related to such specific Property, to the extent that such amount is for a termination or a reduction of fees under the applicable Management Agreement, however, shall be reduced by (i) any amounts paid by Seller to the Company (or its successors or assigns) under Article III of the Assignments of Management Continuity Agreements, and (ii) any amounts paid by Seller to Purchaser (or its successors or assigns) pursuant to the Contingent Payment Agreement arising out of such termination or reduction. There shall be no reduction or offset for other amounts paid under this Agreement or any other agreement.

     11.8 OFFSET. Upon a final determination by the arbitrator that a Termination Payment is due under an Assignment of Continuity Agreement, Purchaser may offset against any payments due Seller hereunder such amount and forward such amounts to the Company in satisfaction of such obligation, and to the extent deducted shall be credited against such Termination Payment obligation.

                                     ARTICLE XII

                         TERMINATION, AMENDMENT AND WAIVER

     12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

             (a)     either (i) by mutual consent of Purchaser and Seller or
(ii) by either party if the Closing has not occurred for any reason whatsoever by December 31, 1996, provided that such party seeking to terminate is not then in a material default of its obligations hereunder;

             (b) by Purchaser if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Seller under this Agreement or (ii) any of the conditions precedent to Closing set forth in
Article VII or the covenants set forth in Article IX have not been met on or kept until December 31, 1996, and, in each case, Purchaser is not then in material default of its obligations hereunder; or

             (c) by Seller if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser under this Agreement or (ii) any of the conditions precedent to Closing set forth in
Article VIII have not been met on December 31, 1996, and, in each case, Seller is not then in material default of its obligations hereunder.

             (d) by either party on or prior to close of business on November 20, 1996 if the SCHEDULEs and Exhibits to this Agreement or any other agreement referenced herein are not satisfactory to it, in its sole discretion.

     12.2    EFFECT OF TERMINATION.

             (a) In the case of any termination of this Agreement, the provisions of Section 13.1 shall remain in full force and effect.

             (b)     Upon termination of this Agreement as provided in Section
12.1 (a) or 12.1 (d) or upon termination on or prior to November 20, 1996 as provided in Section 12.1 (b) or 12.1 (c), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

             (c) In the event of termination of this Agreement after November 20, 1996 as provided in Section 12.1(b) or (c), such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties for a breach of covenant or any other Person under the terms of this Agreement or otherwise.


                                     ARTICLE XIII

                                     MISCELLANEOUS

     13.1 EXPENSES. Except as expressly provided elsewhere in this Agreement, each party hereto shall pay its own Expenses.

     13.2 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, permitted assigns, legal representatives and administrators of the parties hereto. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that Purchaser may transfer and assign any of its rights hereunder, including, but not limited to, Purchaser's rights to receive the Interests, to any affiliate of Purchaser designated by Purchaser, provided that no such assignment will relieve Purchaser of its obligations hereunder, and provided further that such assignment shall not hinder, delay or prevent the Closing.

      13.3 NOTICES. All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (with receipt electronically confirmed by sender's machine) if prior to 6 p.m. (Eastern Time) on a Business Day, otherwise on the next Business Day, or
(c) one (1) Business Day after the date sent to the recipient by reputable express courier service (charges prepaid) to the parties at the following addresses or telecopier numbers (or at such other address, or telecopy number for a party as shall be specified by like notice):

             (a)     if to Seller, to:

                     Property Resources Corporation
                     19 East 82nd Street
                     New York, New York  10028
                     Attn:  Mr. Frank Linde
                     Fax:  (212) 737-3989

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

                     with a copy to:

                     Willkie Farr & Gallagher
                     One Citicorp Center
                     153 East 53rd Street
                     New York, New York  10022
                     Attn: Jack H. Nusbaum, Esquire
                     Fax:  (212) 821-8111

             (b)     if to Purchaser, to:

                     NHP Incorporated
                     Fairfax Square
                     8065 Leesburg Pike, Suite 400
                     Vienna, Virginia  22182-2738
                     Attn: Mr. Robert M. Greenfield, Executive Vice President and a copy to Joel Bonder, Esquire, General Counsel
                     Fax:  (703) 394-2932

                    with a copy to:

                    Swidler & Berlin, Chartered
                    3000 K Street, N.W., Suite 300
                    Washington, D.C. 20007
                    Attn: Kenneth G. Lore, Esquire
                    Fax:  (202) 424-7645

     13.4 BROKERS. Seller and Purchaser each (i) represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement to whom the Company or the other party shall be liable to pay any fee or expense, and (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any Person on the basis of any statement or representation alleged to have been made by such indemnifying party.

     13.5 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, written or oral, relating to such subject matter.

     13.6 AMENDMENTS AND WAIVERS. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may only be amended and the observance of any term of this Agreement may only be waived (either generally or in a particular instance and either retroactively or prospectively), with the express written consent of Seller and Purchaser. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. Except as expressly set forth in Article XI, the rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

     13.6 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies on any Person other than the parties hereto and their respective successors and permitted assigns; provided, however, that the provisions in Article XI above concerning indemnification are intended for the benefit of the Persons specified therein and their respective legal representatives.

     13.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.9 HEADINGS. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

     13.10 SEVERABILITY. If any one or more of the provisions herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect, and of the remaining provisions, shall not be in any way impaired or affected. In such event, there shall be added as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. The effective date of the added provision shall be the date upon which the prior provision was held to be invalid, illegal or unenforceable.

     13.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of laws pertaining to conflicts of laws.

     13.12 ARBITRATION. Except to the extent this Agreement provides otherwise, any dispute arising under this Agreement shall be resolved by arbitration as hereinafter provided. The party desiring arbitration shall give written notice to that effect to the other party and to such party's counsel, as provided for in Section 13.3 hereof. The party initiating the arbitration shall send a copy of the notice initiating the arbitration to the American Arbitration Association (or its successor) and shall request that the American Arbitration Association select within 10 days thereafter an individual who meets the following criteria to act as the arbitrator. The arbitrator must be (i) "independent," i.e., not having at that time or at any time within the immediately preceding five (5) years a substantial relationship with either party to the arbitration, any Affiliate of either such party, or any officer or director of any such party or Affiliate, (ii) an attorney having at least ten (10) years experience, and (iii) knowledgeable in finance. No party to the arbitration shall have any right to object to the individual named as the arbitrator except upon the ground that the named individual does not meet the aforesaid criteria. If more than one arbitration is conducted pursuant to this Agreement, the parties agree to use the same arbitrator, subject to his availability. The arbitration shall be conducted in the City of New York and, to the extent consistent with this Paragraph, in accordance with the expedited procedures set forth in and otherwise in accordance with the then Commercial Arbitration Rules of the American Arbitration Association (or any organization successor thereto). The arbitrator shall be instructed to proceed with all reasonable diligence to resolve the dispute by no later than 30 days after the date on which the American Arbitration Association received the request to initiate the arbitration, to render his decision in writing and to deliver counterpart copies thereof to each of the parties. The arbitrator may issue a default award against a party that fails to appear at any meeting or hearing scheduled by the arbitrator or which attempts to delay the arbitration. Such decision shall be binding, final and conclusive on the parties. Judgment may be had on the decision so rendered in any court of competent jurisdiction, federal or state, and may be enforced in accordance with the laws of the State of New York. The fees of the arbitrator, the fees and expenses of respective counsel engaged by the parties, the fees and expenses of expert witnesses and other witnesses called by the parties and the cost of transcripts shall be paid by the party against which the dispute is resolved, unless otherwise specified by the arbitrator.

     13.13 RECITALS, SCHEDULES AND ANNEXES. The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

     13.14    CONSTRUCTION.

              (a) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

              (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

              (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

              (d) This Agreement has been negotiated and prepared by Purchaser and Seller, and if any provision of this Agreement requires judicial interpretation, or interpretation by an arbitrator, the court or arbitrator interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against the party who prepared the document.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

                              NHP INCORPORATED, a Delaware corporation
                              By:
                                   ------------------------------------
                                   Robert M. Greenfield
                                   Executive Vice President


                              PROPERTY RESOURCES CORPORATION, a New York
                              corporation
                              By:
                                   ------------------------------------
                              Name:
                                   ------------------------------------
                              Title:
                                   ------------------------------------